Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call EVENT DATE/TIME: NOVEMBER 07, 2019 / 9:30PM GMT

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Atul Bhatnagar Cambium Networks Corporation - President, CEO & Director

Peter Schuman

Stephen Cumming Cambium Networks Corporation - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Yun Deutsche Bank AG, Research Division - Data Networking Analyst

Erik Loren Suppiger JMP Securities LLC, Research Division - MD & Senior Research Analyst

George Michael Iwanyc Oppenheimer & Co. Inc., Research Division - Associate

Paul Coster JP Morgan Chase & Co, Research Division - Senior Analyst, Alternative Energy & Applied and Emerging Technologies

Rajagopal Raghunathan Kamesh Goldman Sachs Group Inc., Research Division - Associate

Simon Matthew Leopold Raymond James & Associates, Inc., Research Division - Research Analyst

P R E S E N T A T I O N

Operator

Good afternoon. My name is Bridgette, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Cambium Networks' Third Quarter 2019 Financial Results Conference Call. (Operator Instructions)

Mr. Peter Schuman, Senior Director of Investor Relations, you may begin your conference.

Peter Schuman

Thank you, Bridgette. Welcome, and thank you for joining us today for Cambium Networks' Third Quarter 2019 Financial Results Conference Call, and welcome to all those joining by webcast. Atul Bhatnagar, our President and CEO; and Stephen Cumming, our CFO; are here for today's call.

The earnings release referenced on this call is accessible on the investor page of our website and has been submitted on a current report on Form 8-K with the SEC. A copy of today's prepared remarks will also be available on our Investor Relations page at the conclusion of this call.

As a reminder, today's remarks, including those made during Q&A, will contain forward-looking statements about the company's outlook and expected performance. These statements are based on current expectations, forecasts and assumptions. Risks and uncertainties could cause actual results to differ materially.

Except as required by law, Cambium Networks does not undertake any obligation to update or revise any forward-looking statements for any reason after the date of this presentation, whether as a result of new information, future developments to conform these statements to actual results or make changes in Cambium's expectations or otherwise. It is Cambium Networks' policy not to reiterate our financial outlook. I encourage listeners to review the full list of risk factors included in the safe harbor statement in today's financial results press release.

We will also reference both GAAP and non-GAAP financial measures and specifically note that all sequential and year-over-year comparisons reference GAAP numbers except where otherwise noted. A reconciliation of non-GAAP measures to GAAP measures is included in the appendix in today's financial press release, which can be found on the investor page of our website and in today's press release renouncing our results.

Now on to the agenda. Cambium Networks' President and CEO, Atul Bhatnagar, will provide the key investment highlights for the quarter, and Stephen Cumming, Cambium Networks' CFO, will provide a recap of financial results for the third quarter of 2009 -- '19, which we will reference as Q3 '19 and reference past quarters as Q2 '19 for the second quarter of 2019 and Q3 '18 for the third quarter of 2018. We we will also provide our financial outlook for the fourth quarter of 2019, which we will reference as Q4 '19 and fiscal year 2019 and fiscal year '20, which we will reference as FY '19 and FY '20. Our prepared remarks will be followed by a Q&A session.

I'd now like to turn the call over to Atul.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Thank you, Peter. Looking at the results of our third quarter 2019, we achieved revenues of $65.7 million, which increased 11% year-over-year and decreased 5% from Q2 '19. This was our 22nd consecutive quarter of year-over-year growth. This growth was driven by our point-to-multipoint, PMP, products with revenues increasing 18% and our Wi-Fi products, which grew an outstanding 132% year-over-year.

As mentioned in our earnings release, we had lower-than-anticipated government spending for point-to-point products during Q3 '19 with PTP down 22% year-over-year.

On a sequential basis, we continued to deliver record revenues in our enterprise Wi-Fi solutions, which grew by a solid 20% from Q2 '19 and now represents over 15% of total company revenues. PTP revenues decreased 10% sequentially in Q3 '19, primarily the result of a slowdown in the U.S. Federal business due to delays in specific government programs, and PMP revenues were lower by 7% sequentially after 2 stronger quarters in North America.

Taking a look at some notable customer wins and new product development. During Q3 '19, I'm pleased to report Cambium Networks continued to have several high-profile customer wins. In North America, we continue to believe the Connect America Funds, or CAF funds, phase 2 will be a key driver for our growth in 2020. $1.5 billion in funds will be disbursed over the next 10 years. We won a CAF II funded deal for point-to-multipoint access and licensed backhaul solutions from a Midwestern wireless communications company, serving both residential and business customers.

In North America, in service provider space, a Tier 1 service provider executed a supply agreement for small cell point-to-point transport, using our PTP 670.

Cambium Networks PTP 670 provides carrier-grade reliability, operates in near and nonline-of-sight deployments and support of both IEEE 1588v2 and Synchronous Ethernet required by mobile service providers to support network timing. We see this win as a proof point that fixed wireless broadband is relevant for major service providers.

In Europe, Middle East and Africa region, EMEA, we had a significant number of wins, including service providers, hotel chains, educational institutions, a sizable agricultural and many oil and gas customers and government agencies. A major service provider in EMEA, with operating companies in multiple Middle Eastern and African countries, has executed a master supply agreement with Cambium Networks to provide fixed wireless broadband solutions to serve their enterprise broadband access market. Three of the service providers' operating companies have already placed initial orders on Cambium Networks to support the deployment of fixed access networks.

In our enterprise business in EMEA, Cambium Networks has active engagements with over 800 municipalities across Europe, following our successful WiFi4EU engagement activities. Many of those municipalities have already purchased or committed to purchase Cambium solutions through the WiFi4EU initiatives.

The WiFi4EU initiative, combined with Cambium's robust products for outdoor wireless networks and the move to Wi-Fi 6, also known as 802.11ax standard, along with our cloud-powered cnMaestro network management solution and our new wireless-aware cnMatrix family of switches, are a few reasons why we remain enthusiastic on higher growth rates for our enterprise Wi-Fi business over the foreseeable future.

In CALA, we have shipped cnPilot Wi-Fi equipment to help aid and recovery teams in Bahamas after Hurricane Dorian. Cambium also partnered with Orocom, an emerging telecommunications service provider in Peru, to provide Cambium Networks PMP 450 fixed wireless broadband solutions and cnPilot enterprise Wi-Fi solutions to the Peruvian Government for broadband Wi-Fi access to more than 1,000 towns and rural communities in 4 different states in Peru.

Regarding our acquisition of the Xirrus product lines, integration activities are moving along smoothly. We onboarded approximately 35 new employees with a history of innovation and deep multi-radio experience in high-performance Wi-Fi, which will substantially contribute to the development of advanced Wi-Fi 6 solutions for mid-tier enterprises, educational institutions, hospitality, high-density public venue verticals and managed service providers. We are making excellent progress aligning our future product roadmap with the Xirrus team and expected convergence around our Wi-Fi 6 products in the first half of 2020.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

We are also very pleased to be included for the first time in both the 2019 Gartner Magic Quadrant for wired and wireless LAN access infrastructure and Forrester’s 2019 new wave report for wireless solutions. These inclusions are an important step as Cambium Networks continues to increase our exposure to the worldwide enterprise Wi-Fi market, which now represents over 15% of our revenue, up from 7% of company's revenue a year ago.

Looking at new products launched since our previous quarterly update. In August, Cambium Networks announced the availability of PMP 450 platform in Citizens Band Radio Service, CBRS, spectrum. We are one of the first companies to implement and now ready to deploy CBRS solutions in America. CBRS unlocks a large block of spectrum for broad commercial use by service providers. The PMP 450 fixed wireless platform is currently the only purpose-built fixed point-to-multipoint broadband technology approved for use in the CBRS band and another initiative – another alternative to deploying LTE technology. All of our 450 PMP platform products are able to upgrade firmware to take advantage of the new 3 gigahertz CBRS spectrum. CBRS capability expands Cambium Networks wireless fabric portfolio of connectivity solutions for service providers aswell as industrial, utility and local government private network operators and provides affordable spectrum to rural areas and will further enable the Internet of Things.

In early October, we announced the launch of 3 new cnPilot Wi-Fi access points products to the cnPilot product line of connectivity solutions for 802.11ac wave 2. These products include the cnPilot e505, a small form factor outdoor Wi-Fi access point designed for city-wide and high-density deployments, the cnPilot e510 for high-performance rugged outdoor industrial applications with extended temperature operations, rail certified for shock and vibration, LTE co-existence and IP67 rating. And the cnPilot e425H wall plate access point designed for high-density installations, such as hospitals, apartments, dormitories, educational institutions and hospitality with one access point per room.

We continue to experience strong growth in unique company accounts, utilizing cnMaestro Cloud with the total devices under management in Q3 '19 totaling over 332,000, an increase of approximately 11% from Q2 '19.

As we have previously mentioned, Cambium Networks is one of the few networking companies that offer an end-to-end cloud-powered connectivity solution to manage the entire network, integrating a broad portfolio of complex wireless technologies.

Turning to channel. In Q3 '19, we expanded our channel presence by adding over 500 new channel partners sequentially and over 1,450 new channel partners year-over-year, which represents an increase of approximately 9% sequentially and 29% year-over-year.

In other channel developments, Cambium Networks had a very successful WISPAPALOOZA Conference in mid-October. WISPA, the trade association for North American fixed wireless internet service providers, held its annual conference. Customers could see Cambium Networks is very well positioned from both a product and technology standpoint for our next phase of growth, especially with the growth enabled by $1.5 billion of CAF II funding. Cambium received the 2019 Manufacturer of The Year award from WISPA at the conference, an award voted by members of WISPA.

We are also proud that Cambium Networks was named the winner in the telecommunications category for the Chicago Innovation Awards for our PMP 450m with cnMedusa Massive MUMIMO technology. The judges selected Cambium Networks out of 450 nominees.

While Q3 '19 certain pockets were softer than anticipated, we have created a strong foundation for our 2020 and 2021 growth. The key drivers for our business growth are: the introduction of 60 gigahertz and 28 gigahertz millimeter wave solutions, global Tier 2 and Tier 3 service providers, deploying fixed wireless broadband enabled by the adoption of fixed 5G and Wi-Fi 6 acceleration from the Xirrus acquisition. These drivers giveus confidence into our future growth.

I will now turn the call over to Stephen for a review of our Q3 '19 financial results.

Stephen Cumming - Cambium Networks Corporation - CFO

Thanks, Atul. Revenues for Q3 '19 increased by 11% year-over-year to $65.7 million compared to $59 million in Q3 '18. As Atul mentioned, Q3 '19 revenues reflected lower-than-anticipated U.S. Federal government spending, primarily for point-to-point products. We believe this is a temporary slowdown in the PTP market, mostly related to delays in specific government programs.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Looking at revenues by geography, North America, our largest region, represented 44% of company revenues during Q3 '19. North America was flat year-over-year and decreased 3% sequentially. We had another strong quarter in EMEA, our second largest region, which had revenues of $21.7 million during Q3 '19, an increase of 27% year-over-year, driven by strong enterprise business and down 5% sequentially from a very strong Q2 '19. EMEA represented 33% of total company revenues.

APAC revenues grew 12% year-over-year during Q3 '19, although decreasing 10% sequentially. The government digital broadband initiatives in Asia, which reach every sector of their economies, are expected to remain slow until calendar 2020. APAC represented 11% of revenues during the third quarter 2019.

CALA grew 21% year-over-year, as we won some large enterprise deals in Brazil and Mexico and decreased 5% sequentially. CALA represented 12% of Cambium Networks' revenues during Q3 '19.

Looking at our gross margin. GAAP gross margin was 48.4%, while non-GAAP gross margin was 48.7%, improved a 190 basis points compared to Q3 '18. The year-over-year improvement in gross margin expansion are a result of key initiatives, which we put in place, focused on cost reductions, price management and supply chain efficiency.

Non-GAAP gross margin was a 140 basis points lower than Q2 '19, which included approximately 70 basis points benefit as a result of an annual license agreement with the customer and lower inventory reserves. GAAP gross profit dollars were $31.8 million compared to -- during Q3 '19. In Q3 '19, our non-GAAP gross profit dollars increased by $4.4 million to $32 million compared to the prior year and decreased $2.7 million, sequentially.

GAAP operating expenses were $27.7 million in Q3 '19 compared to $28.6 million in Q3 '18 and $43.7 million in Q2 '19, which included $16.1 million of share-based compensation.

Non-GAAP operating expenses in Q3 '19 decreased by $1.2 million when compared to Q3 '18 and stood at $26.2 million or 39.8% of revenues. When compared to Q2 '19, non-GAAP operating expenses decreased by approximately $1.4 million. The sequential decrease in non-GAAP operating expenses was primarily driven by lower R&D and sales and marketing expenses as a result of controlled discretionary spending and a lower variablecompensation.

GAAP R&D expense in Q3 '19 was $9.9 million. Non-GAAP R&D expense for Q3 '19 was $9.6 million or 14.5% of revenues as compared to 16.6% of revenues in Q3 '18 and 14.9% of revenues in Q2 '19.

During Q3 '19, we added approximately 23 new R&D employees from our Xirrus acquisition, while maintaining strong discipline around discretionary spending.

GAAP sales and marketing was $10.4 million. Non-GAAP sales and marketing expenses for Q3 '19 were $10 million or 15.2% of revenues compared to 18.3% of revenues in Q3 '18 and 15.4% of revenues in Q2 '19. We are benefiting from the investments we made in our outside sales organizations -- inside sales organizations during the past year, allowing us to acquire new customers much more efficiently.

For Q3 '19, GAAP G&A expense was $6 million. Non-GAAP G&A expenses were $5.6 million or 8.5% of revenues compared to 9.4% of revenues in Q3 '18 and 8.2% in Q2 '19. Non-GAAP G&A expenses were flat sequentially, while up slightly year-over-year.

GAAP depreciation and amortization was $1.4 million. Non-GAAP depreciation and amortization was approximately $1 million for Q3 '19, $1.2 million in Q3 '18 and $900,000 in Q2 '19.

GAAP operating margin for Q3 '19 was 6.3%. Non-GAAP operating margin was 8.8%, up from 0.4% for Q3 '18 and down from 10.3% of revenues in Q2 '19.

Adjusted EBITDA for Q3 stood at $6.8 million or 10.3% of revenues compared to $1.5 million or 2.5% of revenues for Q3 '18 and $8.1 million or 11.8% of revenues in Q2 '19.

As mentioned during our Q2 earnings call, adjusted EBITDA margins for the third and fourth quarters of 2019 will be impacted by approximately $1 million to $2 million per quarter as a result of the Xirrus acquisition.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Cash used in operating activities was $11.8 million for Q3 '19, due primarily to the timing of the initial public offering related payments. If we exclude the onetime IPO expenses of $8.6 million, which include the $5.6 million payable to Vector Capital and $3 million to D&O Insurance, our operating cash flow would have been down $3.2 million in Q3 '19.

We expect improved cash generation during Q4 '19, as we reduce internal inventories and don't have outsized payments relating to the IPO. GAAP provision for income taxes was $3,000. Our non-GAAP provision for income taxes was $428,000 or a non-GAAP effective tax rate of 10.3% in Q3 '19. This lower effective tax rate was impacted by changes in our projected income across our key tax jurisdictions.

GAAP net income for Q3 '19 was $2 million or $0.08 per diluted share. Non-GAAP net income for Q3 '19 was $3.7 million or $0.15 per diluted share compared to non-GAAP net loss of $1.5 million or a loss of $0.11 per diluted share for Q3 '18 and non-GAAP net income of $3.9 million or $0.15 per diluted share for Q2 '19. The non-GAAP net income compared to the prior year period was due to higher revenues, improved gross margin and lower operating expenses due to the good discipline controlling discretionary spending. The decrease in non-GAAP net income compared to Q2 '19 was primarily attributable to lower revenues and a lower gross margin.

Now turning to the balance sheet. Our Q3 '19 cash position was $19 million compared to $71.2 million in Q2 '19, primarily as a result of the pay down of $33.2 million of long-term and revolving debt, with our term loan commitment now standing at $65.9 million. Also contributing to the sequential change were a $5.6 million past management fee paid to Vector Capital, IPO offering expenses and D&O Insurance of approximately $6 million and $1 million payment to acquire the Xirrus Wi-Fi business.

Capital expenditures in Q3 were approximately $1 million.

Q3 net receivables of $59.8 million, increased by $3.5 million from Q3 '18 as a result of higher sales and decreased by $2.8 million sequentially.

Days sales outstanding for Q3 '19 was 74 days, our best performance in 2 years, down by 6 days from Q3 '18 and down by 2 days compared to Q2 '19. Days payable outstanding stood at 40 days, a decrease of 22 days from Q3 '18 and down 19 days from Q2 '19. The sequential decrease reflects payments related to the IPO activities.

Net inventories of $41.9 million in Q3 '19, increased by $11.4 million year-over-year and went up by $5 million from Q2 '19, as we stocked certain products to support federal and government-sponsored opportunities that have been delayed during Q3 '19.

Days inventory outstanding increased in Q3 '19 to 110 days compared to 83 days in Q3 '18 and 92 days in Q2 '19. Our intent is to reduce inventories back to our target range of between 80 and 90 days within the next few quarters.

In conjunction with today's earnings announcement, Cambium Networks initiated a company-wide restructuring program to better align our cost structure with general economic conditions and uncertainty created by delayed government spending. By rightsizing our business, the objective is to achieve our long-term target operating model by improving our cost structure and operational efficiency.

Cambium Networks continues to focus on revenue growth, but in the interim, our restructuring initiatives will allow us to remain financially strong and resilient.

Cambium Networks expects to incur between $800,000 to $1.1 million in restructuring charges during Q4 '19, mainly consisting of cash severance costs. We expect to realize cost savings between $500,000 to $600,000 in Q4 '19. And beginning in FY '20, we anticipate savings of approximately $1.25 million to $1.5 million per quarter or approximately $5 million to $6 million in savings for FY '20.

Moving to the fourth quarter 2019 outlook. Please note that Cambium Networks' financial outlook does not include the potential impact of any possible future financial transactions, pending legal matters or other transactions. Accordingly, Cambium Networks only includes such items in the company's financial outlook to the extent they are reasonably certain, however, actual results may differ materially from the outlook.

Taking into account the company's current visibility, Q4 '19 is expected to be as follows: GAAP revenues between $63 million to $66 million, GAAP gross margin between 48% to 49.4% and non-GAAP gross margin between 48.2% to 49.5%. GAAP operating income between $1.2 million to $2.4 million and non-GAAP operating income between $2.4 million to $3.6 million. GAAP net loss between $1 million to breakeven or between a loss of $0.04 and breakeven per diluted share, and non-GAAP net income between $800,000 to $1.7 million or between $0.03 and $0.07 per diluted share. Adjusted EBITDA between $3.4 million to $4.5 million or adjusted EBITDA margin of between 5.3% to 6.9%. GAAP taxes between 19% to 21%, and non-GAAP effective tax rate of approximately 17% to 19%. And you could assume approximately 25.6 million weighted average shares outstanding.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Turning to our cash requirements. Pay down of debt of $2.4 million, interest expense approximately $1.4 million and capital expenditures of $1 million to $1.1 million.

In conclusion, growth and profitability remain our #1 core value. Cambium Networks is well positioned for growth and the wireless space offers a tremendous opportunity for Cambium to innovate and deliver this core value. We have the right team and technologies to do this, and we remain committed to delivering our double-digit adjusted EBITDA target.

That concludes our prepared remarks. So with that, I'd like to turn the call over to Bridgette to begin the Q&A session.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of Rod Hall with Goldman Sachs.

Rajagopal Raghunathan Kamesh - Goldman Sachs Group Inc., Research Division - Associate

This is RK on behalf of Rod. I wanted to ask about your Q4 revenue guidance. You mentioned weakness in U.S. Fed as well as in Asia. Are these the same factors driving the weakness in Q4? And could you also talk about how much visibility you have into each segment looking ahead?

Stephen Cumming - Cambium Networks Corporation - CFO

Yes, this is Stephen. So I think for Q4, normal seasonality for us is generally flat to 2% sequentially. So the midpoint of our guidance, as you heard, we would be down about 2% sequentially, which is obviously below our normal seasonal view. I think in terms of the Fed business, most of this is 7

U.S. Fed. So the North America, it certainly impacted in Q3. We did expect that to pick up actually a little bit in Q3. We expect to come back, so we do expect North America overall to grow a little bit. I think what's really impacting us for Q4, specifically EMEA that had tremendously strong growth for us, both Q1 and Q2, in particular, and now you've heard from our results for Q3, really driven by strong growth in enterprise from our niche channel model and also geo expansion as we've added into new countries like Middle East and Africa, but we expect that to be, I would say, a little bit softer, and that's a bit seasonally softer. For EMEA, a lot of our customers and distributors like to delve back of inventory and manage their assets and balance sheet at the end of the year. So that's impacting us a little bit. I think additionally, on top of that, from an APAC perspective, we do expect that to grow a little bit, but we're seeing still a little bit of slowness coming out from those government-sponsored programs that we do expect to materialize in the first half of 2020, but that's causing a little bit of headwind for us.

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Yes. Maybe I can just add one more point. These are programs, many of them actually Cambium has won. We have done the POCs. We have delivered the solution, and the customer love the solutions. But the funding of the program, especially when it's government sponsored, whether it's Southeast Asia or whether it's North American federal programs, sometimes the funding gets a little delayed. So I anticipate that these are programs where we are very well positioned because in many of them, they want point-to-point products and many of them, they want Cambium-specific technologies, combining the fixed wireless broadband, different technologies. And yet, we know we need to deal with the timeliness of these things. Sometimes, we anticipate something coming in one quarter, it will slide into next. But these are POCs we have won them, and we are very confident that these deals will be there. Timing-wise, we may have to be a little flexible.

Rajagopal Raghunathan Kamesh - Goldman Sachs Group Inc., Research Division - Associate

Apologies for the noise at my end. I wanted to ask about CAF II spending. I think you were talking about growth next year. But hearing from wireline access providers that the peak happened last year. So could you give us more color on that?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

I think the CAF II funding, there is about $1.5 billion funding, which is being released, which will be disbursed, as I said, over the next many years. And there are requirements, there are SLAs, which have been tied to some of this funding. These are service-level agreements, which requires quality, which requires very specific upload and download speeds. And as we work with the customers, what they tell us is, the reason they're selecting Cambium Networks versus a lower-quality solution, and there are choices. It's because with Cambium solutions, they can showcase the SLAs very crisply before they get the money as part of CAF II. So overall, I think -- and then we have closed a couple of very good deals and where there are thousands of subscribers being added. And when I ask the customers, why did you buy Cambium, they always say, well, now the next set of requirements in the SLA are pretty stringent, and anyone who doesn't have good management, good quality, good affordability will not be able to satisfy the needs.

Operator

Our next question comes from the line of George Iwanyc with Oppenheimer.

George Michael Iwanyc - Oppenheimer & Co. Inc., Research Division - Associate

So digging into kind of the headwinds that you're seeing near term. Are you seeing any price pressure or any competitive pressures across the various regions?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

George, no. We -- our ASPs actually are pretty stable. And the reason for that is, we do not go after the low end of the market. We are very focused on mid-sized enterprises, mid-sized service providers. And over every year, we add features and differentiation, like Massive MUMIMO technologies we added. So ASP price-wise, no, we do not get pressure.

And on the enterprise Wi-Fi side, we have a very strong combination of affordability, yet quality. And that's why we are gaining the share, that's why we are growing in a triple digit year-over-year, and I anticipate that growth will continue.

Stephen Cumming - Cambium Networks Corporation - CFO

Good. And remember, George, we don't go after the Tier 1 service provider. So that actually gives us a lot more pricing power when it comes to our products.

George Michael Iwanyc - Oppenheimer & Co. Inc., Research Division - Associate

Okay. And really briefly on the third quarter weakness, was it primarily the U.S. Fed that surprised you? Or did you start to see a little bit of weakness in other regions already during the quarter?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

No, third quarter, I think, primarily with Southeast Asia government broadband initiatives at that time. And...

George Michael Iwanyc - Oppenheimer & Co. Inc., Research Division - Associate

Particularly, in Q3 evidenced more on the...

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Yes, in Q3, I think the federal weakness, definitely we saw. And as I explained, these are programs, their funding is the one we have to secure. And in parts of the program, we have actually supplied the solutions in last year as well as this year. So we anticipate that the program will continue probably for good year or 2 years. But it's the funding for the program, which -- where we saw some delay.

George Michael Iwanyc - Oppenheimer & Co. Inc., Research Division - Associate

Okay. And just as my second question, the restructuring that you're planning, is this kind of balanced across the various parts of the company? Or are you targeting specific areas for the savings?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

No, pretty balanced across the company. And by and large, yes, I wouldn't say, there's any specific territory we are targeting.

Stephen Cumming - Cambium Networks Corporation - CFO

No, I would say it's OpEx, in general, it's -- it makes up about 6% of our workforce. I think we should emphasize that these cuts don't affect our product roadmap or any of our growth trajectories. And obviously, we've made improvements along the way anyway in terms of our overall operational efficiencies. This is another step of getting to our EBITDA targets.

Operator

And our next question comes from the line of Simon Leopold with Raymond James.

Simon Matthew Leopold - Raymond James & Associates, Inc., Research Division - Research Analyst

I wanted to just maybe step back, big picture. It sounds like many of the issues you've referred to in terms of the 3Q, 4Q can be described as timing issues, but some of them sound like maybe a little bit shifts in the macroeconomic environment. And so I just want to get a sense of how this might affect your thinking on 2020? So while I know you're not providing a full forecast for 2020 consensus, I think, before this call was roughly $320 million. Should we think of some of this business slipping in as a tailwind and dropping into 2020, leading to upside? Or do we think of everything sliding out in time?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Thanks, Simon. When I look at 2020 and 2021, there are 3 or 4 very key things, which are happening in the industry, which I'll share, which gives me confidence. Number one, starting probably mid-2020, you will see LAN/WAN convergence wirelessly. What I mean by that is, for the first time in communications history, the speeds of the LAN and WAN using wireless technologies will be at a point where wires can be replaced, especially on the edge -- especially the last 10-kilometers after that you connect fiber or whatever you want. So the edge will go wireless more and more. And the reason for that is you have Wi-Fi 6 coming, which will provide gigabit speeds in the last 0.5 kilometer. And then you have 60 gigahertz mesh technology coming, which will provide the last 2 kilometer, 3 kilometers. And then you have 28 gigahertz coming behind that for the last 6, 7 kilometers. So I think this entire LAN/WAN convergence opens up a very good opportunity for Cambium. It's difficult to predict how much of that will happen in 2020, how much of that will happen in 2021, but it will start, I think mid-2020 because ax products will be out, and the 60 gigahertz will be out. So that's one.

Second, the Tier 2 and Tier 3 service providers are innovative across the world. They are the ones who don't have the money to buy very expensive spectrum, but they are very much looking at fixed wireless broadband, fixed 5G, the technologies I'm describing, to really start to offer the next-generation speeds and feeds. So we are seeing that as well. And 2020, 2021, you'll see that acceleration.

And then CAF II funding, we also believe, along with CBRS in North America, to propel fixed wireless broadband. And Cambium Networks is actually focused on fixed wireless broadband as a main-stage solution, main-stage product line. So we are emerging as a strong player, premier player now in that segment. So as these tier 2, tier 3 service providers globally adopt more and more fixed wireless broadband, I think you'll see us gain unfair share in that acceleration.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

And the last point I want to make is, our enterprise push started as a concentric circle from fixed wireless broadband, but the value Cambium created with affordable yet high-quality Wi-Fi is now going deeper into education and hospitality. And that's why we -- you are seeing 132% year-over-year growth or 20% sequential growth, that will continue. When we were on the road, we said, Wi-Fi will grow 40% to 70%. At this point, I think we will say this year will probably more like 70%...

Stephen Cumming - Cambium Networks Corporation - CFO

The upper end of our range.

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Upper -- yes, upper end of our range. So overall, I think these are the 3, 4 things when I look at next 2 years that tells me we are building the right products, the right solutions. There might be quarter, there might be softness in pockets here and there, but the secular drivers remain strong. So I would not say there's anything macro, I am seeing, which worries us. There are some government programs, which might delay here and there, but we don't see if there is anything big macro.

Simon Matthew Leopold - Raymond James & Associates, Inc., Research Division - Research Analyst

Appreciate that. And then follow-up, hopefully, an easy one. Just want to get the federal government in context. What is sort of the typical percent of revenue you would expect from federal, either in the third quarter, which I assume is seasonally strong? And just if you look at, kind of, rolling 4 quarters, what's normal federal contributions?

Stephen Cumming - Cambium Networks Corporation - CFO

Yes, Simon, just a quick answer that I would say it's probably around -- percentage-wise, probably high single digit to -- varies to low double digits, roughly so as fed for us.

Simon Matthew Leopold - Raymond James & Associates, Inc., Research Division - Research Analyst And in the third quarter?

Stephen Cumming - Cambium Networks Corporation - CFO

Yes, it was quite a bit down from that. It was mid-single digits at least or possibly less.

Operator

And our next question is from the line of Paul Coster with JPMorgan.

Paul Coster - JP Morgan Chase & Co, Research Division - Senior Analyst, Alternative Energy & Applied and Emerging Technologies

I guess, it seems like more than just delays here, you've got 3 quarters now of decelerating growth if you include the fourth quarter guidance. And what's sort of particularly difficult to kind of make sense of this that this is all happening against the backdrop of a positive narrative from your end. You're adding channel, which would normally mean that the growth is even easier to come by because you're kind of -- you've got some channel inventory building. So I guess I'm sort of a little confused. And maybe as you sort of talk about the trend here and why we shouldn't worry about the trend? Perhaps, you can also talk about these new channel partners, are they just very small and, therefore, no consequence?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Yes. So Paul, I'll give my commentary and then if Stephen wants to add. So I think the channel partners we are adding, many of the channel partners are for the mid-tier enterprises. So that's basically beginning to generate a run rate on the enterprise side of things. And it doesn't make massive shift in 1 quarter. But over quarters, we start to see a good run rate in education or hospitality or large public venues. So the channel partner increase is a result of the Xirrus acquisition as well as some of the mid-channel recruiting we have been focused on. And in terms of the softness we see, very specifically, I think we'd see that in that federal and the government spending side of things. Otherwise, rest of the stuff, I don't see anything big macro or anything which we need to call out. And Stephen, anything you want to add there?

Stephen Cumming - Cambium Networks Corporation - CFO

No. I mean, I think to your comments on the mid-channel, obviously, that's very clear in our results with regards to the very strong growth in enterprise. You saw our Wi-Fi business sequentially grew another 20%. It was up year-on-year 132%. So -- and that's really coming out in terms of our European region and North America. So I do think this is more isolated pockets of both federal and what we mentioned last quarter with regards to the government-sponsored programs in Southeast Asia. These are deals that are very active, but they're bigger deals, and they're just tougher at this point in time to forecast. So with that, and specifically in our guidance, we've said that they're more likely than not to be a early part of the first half of 2020, and we build that into our guidance.

Paul Coster - JP Morgan Chase & Co, Research Division - Senior Analyst, Alternative Energy & Applied and Emerging Technologies Okay. One quick follow-up on the federal delay, is it a civilian application or a DoD-type application that sort of delay?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Paul, defense.

Paul Coster - JP Morgan Chase & Co, Research Division - Senior Analyst, Alternative Energy & Applied and Emerging Technologies Defense, yes. Okay.

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

And as I said earlier, we have delivered. We have the solutions. And it's the funding element, and the solutions we have delivered will actually go on for probably another 2 years is my guess.

Operator

And our next question is from the line of Erik Suppiger with JMP.

Erik Loren Suppiger - JMP Securities LLC, Research Division - MD & Senior Research Analyst

First off, on the Wi-Fi front, can you break out what was organic versus inorganic?

And then secondly, do -- would you have any sense for market share? Do you think that any of your peers, like Ubiquiti, would be impacted by some of the dynamics that you had in the quarter? Or do you think that you lost any market share in the quarter?

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Eric, let me address it, and I'll pass it to Stephen if he wants to add. On the Wi-Fi front, most of the growth is organic, but you will see some of the -- I think, the strong Xirrus contributions coming in as we go into ax conversions next year, in 2020. We absolutely anticipate that.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Secondly, with respect to the competition, I would say, it's very difficult to comment on a specific company. We are taking share as a company, both in fixed wireless broadband as well as in Wi-Fi. And that's important what I'm saying. When you -- as you talk to the fixed wireless broadband customers, we have continued to stay loyal to that segment because we believe that fixed 5G will only accelerate that. So our innovations, in especially Massive MUMIMO and 60 gigahertz, all the things we're working on. We believe in that. So that will pay dividends, I think, in 2020 and 2021 as wireless LAN/WAN convergence, which I described, happens and as wireless fabric takes over the last 10 kilometers. That is number one.

Secondly, with respect to the Wi-Fi, I'm not sure how much others are seeing the level of growth. We are seeing because we have created a strong solution, which combines fixed wireless broadband for backhaul, which is very superior in outdoor and which has a phenomenal cloud single pane of glass. Those are the 3 things customers are loving about our Wi-Fi solutions. So overall, what I would say is that market share-wise, we are gaining market share in Wi-Fi. We are on, as we've mentioned, Gartner Magic Quadrant, Forrester report as well, those are good things. And we see good things coming, both in fixed wireless broadband and Wi-Fi combination. And this is why we say Cambium offers wireless fabric for the last – those 10 kilometers with a complete wireless backhaul. That entire solution I'm describing, I think, bodes well for both 2020 and 2021 as edge goes wireless.

Operator

And our next question comes from the line of Brian Yun with Deutsche Bank.

Brian Yun - Deutsche Bank AG, Research Division - Data Networking Analyst

I had a question on margins. Can you maybe go over the levers in the model during volatile revenue periods? It looks like your gross margins and EBITDA stayed relatively intact this quarter, but the guide for Q4 is under the street. So how should we think about your ability to, sort of, maintain margins during these times of volatility?

Stephen Cumming - Cambium Networks Corporation - CFO

Yes. I mean, you can see that we've made continual progression in our gross margin expansion. As a company, we spent a lot of time on our gross margin improvement plan. And clearly, they're materializing in our results. Our goal really is to achieve gross margins of greater than 50% -- at the lower end of that 50%. And we're really doing that. We spend a lot of time on driving some pretty aggressive cost-reduction programs around our products. And the company hadn't really done too much of that in the past. We spent a lot of time over the last 9 months driving that. And I think that's giving us quite a bit of coverage and improvement in our overall gross margin. Additionally, supply chain efficiencies are going to help us. And we have moved pricing and passed that -- and pass it on to our customers, partly in light of some of the tariffs, but also just much more price management. And so I think really what's going to be a bigger swing factor for us as we go forward is we see really substantial changes in mix. But you should expect on a reasonably consistent basis that our gross margins continue to improve. We might have the occasional quarter where it drops a little, but you should see steady gross margin improvement, driven by those 3 initiatives; cost reduction from a product side, pricing management and supply chain efficiencies.

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Let me just add one more point, Brian. One of the things we do with our new product design, we use merchant silicon. And as we use merchant silicon, we are constantly making sure that the software content, the software RF algorithms are the key drivers of our performance, and we drive the hardware cost down as much as we can. So you'll also see Cambium new products like 60 gigahertz and some of the ax products we're working on to drive good, strong gross margins. So it's not just cost reductions, those are important. But I think the design aspect also is something we pay attention. And the last point I want to make is that in the first half of 2020, you'll also start to see software monetization from Cambium, and that would be our cnMaestro, which is now in about 330,000 or so devices under management. You'll see that the journey will start. And also, Xirrus acquisition brought us good subscription technology. So as we are going to start working with their customers, you'll see the subscription part of Cambium story will also start in first half of 2020.

Operator

(Operator Instructions) And I'm not showing any further questions. So I'll now turn the call back over to Mr. Peter Schuman, Senior Director, Investor Relations, for closing remarks.

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NOVEMBER 07, 2019 / 9:30PM, CMBM.OQ - Q3 2019 Cambium Networks Corp Earnings Call

Peter Schuman

Thank you...

Atul Bhatnagar - Cambium Networks Corporation - President, CEO & Director

Yes. Before we end the call, I want to say, kind of, a few things, and then I'll pass it to Peter. We are totally committed as a management team to deliver double-digit EBITDA and strong growth. And as I described, as I look at 2020, 2021, we feel good about the drivers, the solutions we have. And expenses-wise, we run the company very judiciously, making sure our expenses are in line. So you will always see us making sure that our cost structure is adjusted properly, always to deliver good profitability. So when I look at the long-term model, which we described, we still have a lot of confidence in our long-term model, which was 14% to 17% growth, double-digit EBITDA and increasing 200 basis points every year. So some of the actions we are taking right now is to make sure even if there's some softness, we have a strong profitability as a company.

So with that, Peter, I'll pass it to you.

Peter Schuman

During Q4 '19, Cambium Networks will be presenting and meeting with investors in New York on November 12 at the Needham Networking & Security Conference. In the meantime, you're always welcome to contact our Investor Relations Department at (847) 264-2188 with any questions that arise. Thank you for joining us, and this concludes today's call.

Operator

Ladies and gentlemen, that concludes today's quarterly earnings call. Thank you for your participation. You may now log off.

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